EXHIBIT 4


      SERVICER RESIGNATION, APPOINTMENT, ASSUMPTION AND AMENDMENT AGREEMENT

            MORGAN STANLEY DEAN WITTER CAPITAL I INC. TRUST 2003-NC2

      THIS SERVICER RESIGNATION, APPOINTMENT, ASSUMPTION AND AMENDMENT AGREEMENT, dated as of December 1, 2004 (the "Agreement"), is by and among MORGAN STANLEY DEAN WITTER CAPITAL I INC. ("Depositor"), THE PROVIDENT BANK ("Provident" or "Servicer"), NC CAPITAL CORPORATION ("Responsible Party"), LITTON LOAN SERVICING LP ("Litton" or "Successor Servicer"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee ("Trustee"):


                             W I T N E S S E T H:

      WHEREAS, the MORGAN STANLEY DEAN WITTER CAPITAL I INC. TRUST 2003-NC2 (the "Trust") was created pursuant to the Pooling and Servicing Agreement identified on Schedule 1.1.A hereto (as amended from time to time, the "Servicing Agreement") among Depositor, Servicer, Responsible Party and Trustee;

      WHEREAS, Provident is the Servicer under the Servicing Agreement;

      WHEREAS, Provident desires to resign as Servicer pursuant to Section 6.04 of the Servicing Agreement and have Litton appointed as a successor Servicer in accordance with provisions of that Section;

      WHEREAS, Trustee and Depositor desire to accept the resignation of Provident as Servicer, and acknowledge the succession of Litton to Provident as Servicer pursuant to Sections 6.04 and 10.01 of the Servicing Agreement; and

      WHEREAS, the parties hereto desire to amend the Servicing Agreement pursuant to Section 10.01 thereof to better effectuate the replacement of the Servicer as provided herein.

      NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

      1. Resignation, Assignment and Appointment of Servicer. (a) Provident hereby (i) proposes that Litton be appointed as successor Servicer to Provident under the Servicing Agreement and the other Transaction Documents (if any), (ii) resigns from its duties as Servicer under the Servicing Agreement and the other Transaction Documents (if any), effective on the Closing Date, and (iii) irrevocably assigns and otherwise conveys to Litton, effective on the Closing Date, all of its right, title and interest in and to any and all of its rights as Servicer under the Servicing Agreement and the other Transaction Documents (if any).

      (b) The parties hereto, subject to the requirements of Section 5 hereof, hereby consent to the resignation of Provident as Servicer and the appointment of Litton as Servicer to replace Provident, find such appointment to be acceptable and hereby acknowledge that pursuant to Sections 6.04 and 10.01 of the Servicing Agreement, Litton has been designated as Servicer under the Transaction Documents for all purposes from and after the Closing Date. Neither Trustee nor Successor Servicer shall have any responsibility or obligation for any act or omission of the predecessor Servicer. Subject to the terms of the Servicing Agreement, as clarified below (including without limitation any indemnification obligations contained in Sections 6.05 and 8.12 thereof and the standards of care set forth in Section 3.01(a) thereof, as clarified below, which the parties hereto expressly agree shall survive Provident's resignation as Servicer with respect to any actions or omissions by Provident prior to the Closing Date), from and after the Closing Date, Provident shall be released from and shall have no further obligations as Servicer under the Transaction Documents. For purposes of clarity, the language contained in Section 3.01(a) of the Servicing Agreement to the effect that (a) the Servicer shall service and administer the Mortgage Loans in accordance with the terms of the Servicing Agreement and the respective Mortgage Loans, and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans and (b) the Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law, shall be deemed to require that, in the context of the transfer of servicing effectuated by this Agreement (and in order to be in strict compliance with the provisions of the Servicing Agreement), each of Provident and Litton, severally, shall be required (i) to take such actions in connection with such servicing transfer as are required by applicable state and federal law and (ii) subject to clause (i), to conduct itself in connection with such transfer in a manner consistent with the standards and practices usually employed by it in effecting servicing transfers of mortgage loans similar to the Mortgage Loans, giving due consideration to the customary and usual standards of practice of mortgage lenders and loan servicers engaged in servicing transfers of servicing obligations related to mortgage loans similar to the Mortgage Loans. Additionally, each of Provident and Litton shall: (A) reasonably cooperate with Depositor and Trustee in connection with the Trust's satisfying the reporting requirements under the Securities Exchange Act of 1934, as amended, and (B) provide the information, letters, reports, and/or certifications required to be provided by a Servicer pursuant to Sections 3.22, 3.23 and 8.12 of the Servicing Agreement; in each case, with respect to the periods during which Provident or Litton, as applicable, served or is serving as Servicer.

      (c) Litton hereby (i) accepts the assignment of rights as Servicer by Provident, (ii) accepts the appointment as Servicer under the Servicing Agreement and the other Transaction Documents (if any), and (iii) assumes and agrees to discharge the due and punctual performance and observance of each covenant and condition to be performed and observed by the Servicer under the Servicing Agreement and the other Transaction Documents (if any), in each case, from and after the Closing Date.

      (d) Promptly following the Closing Date, each account that, pursuant to the terms of the Transaction Documents, is required to be established and maintained by the Servicer shall thereafter be moved to and maintained by Successor Servicer at Wachovia Bank National Association; provided, however, that such accounts shall continue to be required to satisfy all requirements for such accounts under the Transaction Documents. This Agreement shall be deemed to satisfy any and all requirements contained in any Transaction Document for notice of change in any such account.

      2. Amendments to Servicing Agreement. Effective as of the Closing Date, the Servicing Agreement is hereby amended as follows:

      (a) Article I of the Servicing Agreement is hereby amended to add the following definition:

            Successor Servicer: Litton Loan Servicing LP, as successor servicer pursuant to that certain Servicer Resignation, Appointment, Assumption and Amendment Agreement dated as of December 1, 2004, among The Provident Bank, Litton Loan Servicing LP, the Depositor, the Responsible Party, and the Trustee.

      (b) Subsection 3.02(b)(ii) of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

            "(ii) an institution approved as a Title II Nonsupervised Lender by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC."

      (c) Section 10.07 of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

                  "Section 10.07. Assignment; Sales; Advance Facilities.

                  Notwithstanding anything to the contrary contained herein, except as provided in Section 6.02, this Agreement may not be assigned by the Servicer without the prior written consent of the Trustee and Depositor; provided, however, that:

                  (a) The Servicer is hereby authorized to enter into a
            financing or other facility (any such arrangement, an "Advance Facility"), the documentation for which complies with Sections 10.07(b), (c), (d), (e) and (g) below, under which (1) the Servicer assigns or pledges its rights under this Agreement to be reimbursed for any or all Advances and/or Servicing Advances to (i) a Person, which may be a special-purpose bankruptcy-remote entity (an "SPV"),
            (ii) a Person, which may simultaneously assign or pledge such rights to an SPV or (iii) a lender (a "Lender"), which, in the case of any Person or SPV of the type described in either of the preceding clauses (i) or (ii), may directly or through other assignees and/or pledgees, assign or pledge such rights to a Person, which may include a trustee acting on behalf of holders of debt instruments (any such Person or any such Lender, an "Advance Financing Person"), and/or (2) an Advance Financing Person agrees to fund all of the P&I Advances and/or Servicing Advances required to be made by the Servicer pursuant to this Agreement. No consent of the Trustee, Certificateholders or any other party shall be required before the Servicer may enter into an Advance Facility nor shall the Trustee or the Certificateholders be a third party beneficiary of any obligation of an Advance Financing Person to the Servicer. Notwithstanding the existence of any Advance Facility under which an Advance Financing Person agrees to fund P&I Advances and/or Servicing Advances, (A) the Servicer (i) shall remain obligated pursuant to this Agreement to make P&I Advances and/or Servicing Advances pursuant to and as required by this Agreement and (ii) shall not be relieved of such obligations by virtue of such Advance Facility and (B) neither the Advance Financing Person nor any Servicer's Assignee (as hereinafter defined) shall have (i) any right to proceed against or otherwise contact any Mortgagor for the purpose of collecting any payment that may be due with respect to any related Mortgage Loan or enforcing any covenant of such Mortgagor under the related Mortgage Loan documents or (ii), except as expressly set forth in Section 10.07(d) with respect to the establishment of the Advance Facility Account, the deposit of amounts therein and the remittance of amounts therefrom by the Trustee, any rights under or in respect of this Agreement that are any greater than the rights of the Servicer hereunder.

                  (b) If the Servicer enters into an Advance Facility, the
            Servicer and the related Advance Financing Person shall deliver to the Trustee at the address set forth in Section 10.05 hereof, and to the Class A-2 Certificate Insurer at the address for such entity furnished to the Servicer by the Class A-2 Certificate Insurer, a written notice (an "Advance Facility Notice"), stating (i) the identity of the Advance Financing Person, (ii) the identity of the Person (the "Servicer's Assignee") that will, subject to satisfaction of the requirements in Section 10.07(d) hereof, have the right to receive reimbursements of previously unreimbursed P&I Advances and/or Servicing Advances ("Advance Reimbursement Amounts") and (iii) that the Advance Financing Person and Servicer's Assignee have each been provided with copies of this Agreement, including this Section 10.07 and agree to be bound by the provisions of this
            Section 10.07 and acknowledges that its rights may be exercised only as provided, and subject to the conditions, herein. The Advance Facility Notice shall be executed by the Advance Financing Person and the Servicer's Assignee. The related Advance Financing Person shall, prior to the Advance Facility becoming applicable to P&I Advances and Servicing Advances hereunder, also deliver to the Class A-2 Certificate Insurer at the address for such entity furnished to the Servicer by the Class A-2 Certificate Insurer a letter agreement of such Advance Financing Person containing agreements and acknowledgments by the Advance Financing Person with respect to this Agreement, such letter agreement to be in form acceptable to the Class A-2 Certificate Insurer (as evidenced by the Class A-2 Certificate Insurer's written acceptance thereof). Advance Reimbursement Amounts (i) shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances for which the Servicer would be permitted to reimburse itself in accordance with Section
            3.11 hereof, assuming the Servicer had made the related P&I Advance(s) and/or Servicing Advance(s) and (ii) shall not consist of amounts payable to a successor Servicer in accordance with Section
            3.11 hereof to the extent permitted under Section 10.07(g) below.

                  (c) Notwithstanding the existence of an Advance Facility, the
            Servicer, on behalf of the Advance Financing Person, shall be entitled to continue to withdraw Advance Reimbursement Amounts in accordance with Section 3.11 hereof. The Servicer's entitlement to withdraw Advance Reimbursement Amounts may be terminated by the Advance Financing Person pursuant to a written notice executed by the Advance Financing Person (an "Advance Facility Default Notice") delivered to the Trustee and the Depositor, with a copy to the Class A-2 Certificate Insurer, in the manner set forth in Section 10.05 hereof.

                  (d) Upon receipt by the Trustee of an Advance Facility Default
            Notice, (i) the Servicer shall no longer be entitled to receive Advance Reimbursement Amounts in accordance with Section 3.11 hereof to the extent such reimbursements have been funded by the Advance Financing Person, and the Servicer's Assignee with respect to such Advance Facility shall immediately have the right to receive all such related Advance Reimbursement Amounts in the manner set forth in this Section 10.07(d), and (ii) the Trustee shall establish a segregated, non-interest bearing trust account in the name of the Servicer's Assignee (the "Advance Facility Account"). Thereafter, within two (2) Business Days of the Servicer's receipt of Advance Reimbursement Amounts in the manner set forth in Section 3.11, the Servicer (in the case of a successor servicer, on the basis of information provided to it by the prior Servicer) will identify such amounts and, to the extent funded by the Advance Financing Person, remit them to the Trustee. The Trustee shall, within a reasonable time after receipt of such Advance Reimbursement Amounts from the Servicer, deposit such Advance Reimbursement Amounts into the Advance Facility Account. On the last Business Day of each calendar week following the receipt of an Advance Facility Default Notice, the Trustee shall wire to the Servicer's Assignee identified in the related Advance Facility Default Notice, at the payment instructions specified in the Advance Facility Default Notice, any and all funds contained in the Advance Facility Account, less the Account Fee (as defined below). If the Trustee is required to establish an Advance Facility Account pursuant to this Section 10.07(d), the Trustee shall be entitled to charge the Servicer such fees and expenses (the "Account Fee") as agreed by the Servicer pursuant to a separate fee letter. The Trustee shall withdraw the Account Fee from funds on deposit in the Advance Facility Account prior to remitting such funds to the Servicer's Assignee. The funds in the Advance Facility Account shall be held uninvested. In no event may the Trustee look to any other source of Trust assets for payment of the Account Fee. The obligations of each of the Servicer and the Trustee under this clause (d) shall continue until the Trustee receives written notice from the Advance Financing Person to close the Advance Facility Account.

                  (e) An Advance Facility may be terminated by the joint written direction of the Servicer and the Advance Financing Person. Written notice of such termination shall be delivered to the Trustee in the manner set forth in Section 10.05 hereof. Except as expressly set forth in Section 10.07(d) with respect to the establishment of the Advance Facility Account, the deposit of amounts therein and the remittances of amounts therefrom by the Trustee, (i) neither the Depositor nor the Trustee shall, as a result of the existence of any Advance Facility, have any additional duty or liability with respect to the calculation or payment of any Advance Reimbursement Amount, and (ii) neither of the Depositor nor the Trustee shall, as a result of the existence of any Advance Facility, have any additional responsibility, including, without limitation, to track or monitor the administration of the Advance Facility or the payment of Advance Reimbursement Amounts to the Servicer's Assignee. The Servicer shall indemnify the Depositor, the Trustee, any successor Servicer and the Trust Fund for any claim, loss, liability or damage resulting from any claim by the Servicer, the Advance Financing Person, or the Servicer's Assignee, except to the extent that such claim, loss, liability or damage resulted from or arose out of negligence, recklessness or willful misconduct on the part of the Depositor, the Trustee or any successor Servicer, as the case may be, or failure by the successor Servicer to remit funds to the extent required by this Agreement or the commission of any act or omission to act by the successor Servicer and the passage of any applicable cure or grace period, such that an Event of Default under this Agreement occurs or such entity is subject to termination for cause under this Agreement. The Servicer shall maintain and provide to any successor Servicer and, upon request, the Trustee, a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to the Advance Financing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information. Notwithstanding the foregoing, and for the avoidance of doubt, (i) the Servicer, the Advance Financing Person and/or the Servicer's Assignee shall only be entitled to reimbursement of Advance Reimbursement Amounts hereunder pursuant to Section 3.11 and Section 10.07(d) of this Agreement and shall be required to return to the Trustee, for the benefit of the Certificateholders, all amounts, with interest, withdrawn by it in error or that are in excess of the Servicer's entitlement thereto under this Agreement, and shall not otherwise be entitled to make withdrawals of, or receive, Advance Reimbursement Amounts that shall be deposited in the Distribution Account pursuant to Section 3.11 or Section 3.07(d) hereof, (ii) without limiting any remedies relating to a breach of Servicer's obligations and except for the Trustee's deduction of its Account Fee under Section 10.07(d), none of the Trustee or the Certificateholders shall have any right to, or otherwise be entitled to, receive any Advance Reimbursement Amounts to which the Servicer or Servicer's Assignee, as applicable, shall be entitled pursuant to Section 3.11 hereof, and (iii) the P&I Advances and/or Servicing Advances financed by and/or pledged to the Advance Financing Person pursuant to an Advance Facility are obligations owed to the Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of P&I Advances and/or Servicing Advances only to the extent provided herein, and the Trustee and the Trust are not, as the result of the existence of any Advance Facility, obligated or liable to repay from the assets of the Trust any P&I Advances and/or Servicing Advances financed by the Advance Financing Person.

                  (f) An Advance Financing Person who receives an assignment or pledge of rights to receive Advance Reimbursement Amounts and/or whose obligations are limited to the funding of P&I Advances and/or Servicing Advances pursuant to an Advance Facility shall not be required to meet the criteria for qualification as a Subservicer.

                  (g) As between a predecessor Servicer and its Advance
            Financing Person, on the one hand, and a successor Servicer and its Advance Financing Person, if any, on the other hand, Advance Reimbursement Amounts on a loan-by-loan basis with respect to each Mortgage Loan as to which a P&I Advance and/or Servicing Advance shall have been made and be outstanding shall be allocated on a "first-in, first out" (FIFO) basis. In the event the Servicer's Assignee shall have received some or all of an Advance Reimbursement Amount related to P&I Advances and/or Servicing Advances that were made by a Person other than such predecessor Servicer or its related Advance Financing Person in error, then such Servicer's Assignee shall be required to remit any portion of such Advance Reimbursement Amount to each Person entitled to such portion of such Advance Reimbursement Amount. Without limiting the generality of the foregoing, the Servicer shall remain entitled to be reimbursed by the Advance Financing Person for all P&I Advances and/or Servicing Advances funded by the Servicer to the extent the related Advance Reimbursement Amounts have not been assigned or pledged to such Advance Financing Person or Servicer's Assignee.

                  (h) For purposes of Section 4.01(d) hereof, any Nonrecoverable
            P&I Advance or Nonrecoverable Servicing Advance referred to therein may have been made by a certifying Servicer or any predecessor Servicer. In making its determination that any Advance or Servicing Advance theretofore made has become a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, the Servicer shall apply the same criteria in making such determination regardless of whether such P&I Advance or Servicing Advance shall have been made by the Servicer or any predecessor Servicer.

                  (i) Any amendment to this Section 10.07 or to any other
            provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 10.07, including amendments to add provisions relating to a successor Servicer, may be entered into by the Trustee, the Depositor and the Servicer with the consent of the Class A-2 Certificate Insurer and without the consent of any Certificateholder, provided such amendment complies with Section
            10.01 hereof. All reasonable costs and expenses (including attorneys' fees) of each party hereto of any such amendment shall be borne solely by the Servicer requesting such amendment. Prior to entering into an Advance Facility, the Servicer shall notify the Advance Financing Person under such Advance Facility in writing that: (a) the P&I Advances and/or Servicing Advances financed by and/or pledged to an Advance Financing Person under any Advance Facility are obligations owed to the Servicer payable only from the cash flows and proceeds received under this Agreement for reimbursement of P&I Advances and/or Servicing Advances only to the extent provided herein, and the Trustee and the Trust are not, as a result of the existence of any Advance Facility, obligated or liable to repay from the assets of the Trust any P&I Advances and/or Servicing Advances financed by the Advance Financing Person; (b) prior to the occurrence of a default under the Advance Facility and the delivery by the Advance Financing Person to the Trustee and the Depositor of an Advance Facility Notice, the Servicer will be responsible for remitting to the Advance Financing Person the applicable amounts collected by it as reimbursement for P&I Advances and/or Servicing Advances funded by the Advance Financing Person, subject to the provisions of this Agreement; (c) following the occurrence of a default under the Advance Facility and the delivery by the Advance Financing Person of an Advance Facility Default Notice in accordance with Section 10.7(c), the Trustee shall be responsible for remitting Advance Reimbursements (as and when payable in accordance with this Agreement) to the Servicer's Assignee as more specifically provided in Section 10.07(d) hereof);
            (d) the pledge, if any, of Servicer's rights to the Advance Reimbursements to the Advance Financing Person under the Advance Facility conveys no rights (such as a right to fees after the removal of the Servicer or the right to remove the Servicer and become a substitute servicer) under this Agreement (except as specifically set forth in Section 10.07(d) hereof), or against the Trust, the Trustee (except as specifically set forth in Section 10.07(d) hereof), the Certificateholders or the Class A-2 Certificate Insurer, or any person other than the Servicer, and (e) the Trustee shall not have any responsibility to track or monitor the administration of the financing arrangement between the Servicer and any Advance Financing Person."

      (d) Section 6.02 of the Servicing Agreement shall be amended by adding the following paragraph at the end thereof:

                  "Notwithstanding the provisions of the first paragraph of this
            Section 6.02, the Depositor, the Servicer, the Responsible Party, and the Trustee acknowledge and agree that the Successor Servicer is a limited partnership formed under the laws of Delaware. Successor Servicer hereby agrees to keep in full effect its existence, rights and franchises as a limited partnership under the laws of the State of Delaware and will obtain and preserve its qualification to do business in each jurisdiction in which it is or shall be necessary to protect the validity and enforceability of the Agreement or any of the Mortgage Loans or to perform its respective duties under the Agreement, as modified from time to time."

      (e) From and after the Closing Date, all references in the Servicing Agreement and the Transaction Documents to "Servicer" shall refer to Litton as the successor Servicer until such time, if any, as a successor shall have taken its place in accordance with the applicable provisions of the Transaction Documents.

      3. Representations and Warranties of Litton. (a) Litton, as successor Servicer, hereby represents and warrants as of the Closing Date as follows:

                  (i) Litton is a limited partnership formed under the laws of
            Delaware, is validly existing and in good standing under the laws of the state of its organization and has the organizational power and authority to own its assets and to transact the business in which it is currently engaged. Litton is duly qualified to do business as a foreign organization and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or otherwise);

                  (ii) Litton has the organizational power and authority to
            make, execute, deliver, and perform this Agreement and all of the transactions contemplated under this Agreement and to perform the duties of the Servicer under the Servicing Agreement and other Transaction Documents (if any), and has taken all necessary organizational action to authorize the execution, delivery, and performance of this Agreement. When executed and delivered, this Agreement will constitute Litton's legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

                  (iii) Litton is not required to obtain the consent of any
            other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity, or enforceability of this Agreement, and the performance of the duties of the Servicer under the Servicing Agreement and other Transaction Documents (if any), except for such consent, license, approval or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be, prior to the date hereof;

                  (iv) The execution, delivery and performance of this Agreement by Litton will not violate any provision of any existing law or regulation or any order or decree of any court applicable to Litton or any of Litton's properties or any provision of its organizational documents, or constitute a material breach of any mortgage, indenture, contract or agreement to which it is a party or by which it may be bound;

                  (v) Litton is an approved servicer for Fannie Mae and an
            approved servicer for Freddie Mac in good standing;

                  (vi) No litigation is pending against Litton that would
            materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of Litton to service the Mortgage Loans or to perform any of its other obligations under the Transaction Documents in accordance with the terms hereof or thereof;

                  (vii) Litton's computer and other systems used in servicing the Mortgage Loans operate in a manner such that Litton can service the Mortgage Loans in accordance with the terms of the Transaction Documents; and

                  (viii) Litton has a net worth of at least $30,000,000.

      (b) The representations and warranties set forth in this Section 3 shall survive the closing of this Agreement. Upon discovery of a breach of any representation or warranty that materially and adversely affects the interests of the Certificateholders or the Class A-2 Certificate Insurer, the Person discovering such breach shall give prompt written notice to Depositor, Trustee and the Class A-2 Certificate Insurer.

      (c) From and after the appointment of Litton as Servicer under the Transaction Documents, the representations and warranties of Litton set forth in
Section 3(a) shall constitute, for all purposes, the representations and warranties of the Servicer as otherwise stated in Section 2.03(a) in the Servicing Agreement.

      4. Representations and Warranties of Provident. (a) Provident hereby represents and warrants as of the Closing Date as follows:

            (i) Provident is an Ohio banking corporation, validly existing and in good standing under the laws of the state of its organization and has the organizational power and authority to own its assets and to transact the business in which it is currently engaged. Provident is duly qualified to do business as a foreign organization and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or other);

            (ii) Provident has the organizational power and authority to make, execute, deliver, and perform this Agreement and all of the transactions contemplated under this Agreement and has taken all necessary organizational action to authorize the execution, delivery, and performance of this Agreement. When executed and delivered, this Agreement will constitute Provident's legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

            (iii) Provident is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity, or enforceability of this Agreement, except for such consent, license, approval or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be, prior to the date hereof; and

            (iv) The execution, delivery and performance of this Agreement by Provident will not violate any provision of any existing law or regulation or any order or decree of any court applicable to Provident or any of Provident's properties or any provision of its organizational documents, or constitute a material breach of any mortgage, indenture, contract or agreement to which it is a party or by which it may be bound.

      (b) The representations and warranties set forth in this Section 4 shall survive the closing of this Agreement. Upon discovery of a breach of any representation or warranty which materially and adversely affects the interests of the Certificateholders or the Class A-2 Certificate Insurer, the Person discovering such breach shall give prompt written notice to Depositor, Trustee and the Class A-2 Certificate Insurer. Within 30 days of its discovery or its receipt of notice of breach or, with the prior written consent of a Responsible Officer of Trustee, such longer period specified in such consent, Provident shall cure such breach in all material respects.

      5. Pre-Closing, Closing and Conditions to Close. (a) On or after the Pre-Closing Date, Servicer and Successor Servicer shall send any notices of the proposed transfer of servicing required under the Federal Real Estate Settlement Procedures Act. On or before the Pre-Closing Date, the parties shall deliver or cause to be delivered in escrow, to the Closing Escrow Agent, fully executed originals of the following items, in form and substance satisfactory to each of Depositor, Trustee, Servicer, and Successor Servicer:

            (i) a fully executed copy of this Agreement;

            (ii) a Confirmation Letter from each Rating Agency or a letter from each Rating Agency confirming that each such Rating Agency is prepared to deliver a Confirmation Letter on the Closing Date and a Shadow Rating Confirmation from each Rating Agency or a letter from each Rating Agency confirming that each such Rating Agency is prepared to deliver a Shadow Rating Confirmation on the Closing Date;

            (iii) an Officer's Certificate of Provident to the effect that (A) this Agreement and the other transactions contemplated hereby have been duly authorized in accordance with the requirements of Provident's organizational documents and applicable law, and (B) the officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

            (iv) an Officer's Certificate of Litton to the effect that (A) this Agreement and the other transactions contemplated hereby have been duly authorized in accordance with the requirements of Litton's organizational documents and applicable law, and (B) the officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

            (v) a certification by Servicer that this Agreement and the amendments contained herein are being executed and delivered in accordance with Sections 6.04 and 10.01 of the Servicing Agreement;

            (vi) opinions of Chapman and Cutler LLP, special counsel to Provident, addressed to Depositor, Trustee, Responsible Party, the Class A-2 Certificate Insurer and the Rating Agencies, to be dated as of the Closing Date, to the effect that the transfers and modifications effected by this Agreement will not adversely affect the qualification of any REMIC created under the Servicing Agreement or result in the imposition of any REMIC related prohibited transactions tax;

            (vii) opinions of Chapman and Cutler LLP, special counsel to Provident, addressed to Depositor, Trustee, Responsible Party, the Class A-2 Certificate Insurer and the Rating Agencies, to be dated as of the Closing Date, to the effect that (A) this Agreement is permitted under the Servicing Agreement, (B) the requirements of the Servicing Agreement for Trustee's entering into the Amendment have been satisfied, and (C) the changes in the Transaction Documents as embodied in this Agreement do not adversely affect, in any material respect, the interests of any Certificateholder;

            (viii) opinions of Keating, Muething & Klekamp, P.L.L., special Ohio counsel to Provident, addressed to Depositor, Trustee, Responsible Party, the Class A-2 Certificate Insurer and the Rating Agencies, to be dated as of the Closing Date, as to due execution and authority for each document executed by Provident in connection herewith;

            (ix) opinions of Kirkpatrick & Lockhart, LLP, special counsel to Litton, addressed to Depositor, Trustee, Responsible Party, the Class A-2 Certificate Insurer and the Rating Agencies, to be dated as of the Closing Date, as to due execution and authority of Litton for this Agreement, and that this Agreement constitutes a valid, binding and enforceable agreement of Litton in accordance with its terms.

      (b) Release of the escrow created pursuant to Section 5(a) above, and the effectiveness of (I) the resignation of Provident as Servicer, (II) the appointment of Litton as successor Servicer, and (III) the amendments to the Servicing Agreement and Transaction Documents provided for herein are conditioned on the occurrence of each of the following conditions precedent:

            (i) Provident shall have consummated the sale of certain other assets it holds to Litton;

            (ii) The Closing Escrow Agent shall have received a written consent (which may be delivered in paper or electronic form, including without limitation via e-mail) to the release of such escrow from each Person delivering signatures pages, documents, instruments or any other item to the Closing Escrow Agent pursuant to Section 5(a) above or pursuant to a separate escrow letter in connection therewith;

            (iii) Each of the Confirmation Letters referenced in Section 5(a)(ii) shall have been delivered (and delivery of such Confirmation Letters shall be deemed to satisfy any requirements of the Servicing Agreement, including without limitation Sections 10.01 and 10.05 thereof, for delivery of written notice to the Rating Agencies of the Agreement or its contents), and each of the Shadow Rating Confirmations referenced in
      Section 5(a)(ii) shall have been delivered; and

            (iv) The Closing Escrow Agent shall have received certifications from each of Provident, as Servicer, and Litton, as successor Servicer, of the date of mailing of notices of servicing transfer required under the Federal Real Estate Settlement Procedures Act, and at least fifteen (15) days shall have passed since the sending of such notices.

      (c) Upon satisfaction of each of the conditions listed in Section 5(b), the Closing Date shall occur and the Closing Escrow Agent shall date each of the documents so held and release them from such escrow, and all parts of this Agreement shall immediately become effective.

      (d) In the event that the conditions listed in Section 5(b) are not satisfied on or before December 8, 2004, or if Provident shall, at any time, notify Trustee (with a copy to the Closing Escrow Agent) in writing that any condition set forth in Section 5(b) cannot be met, then the Closing Escrow Agent shall promptly (without further action by any party) return to each Person delivering any signatures pages, documents, instruments or any other item pursuant to Section 5(a) above or pursuant to a separate escrow letter in connection therewith any such items so delivered by such Person.

      (e) Upon the Closing Escrow Agent's receipt of notice as provided in
Section 5(d), all obligations of each party hereunder shall terminate and no party hereto shall have any liability hereunder, excepting only the obligations and rights of the Closing Escrow Agent pursuant to Section 5(d).

      6. Address for Notices. The addresses for purposes of all notices and correspondence related to the Servicing Agreement and Transaction Documents are set forth on Schedule 6 hereto.

      7. Capitalized Terms. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to such terms in the Servicing Agreement. The following terms shall have the following meanings.

            "Closing Date" means December 1, 2004, or such later date that is a Business Day and on which the conditions precedent set forth in Section 5(b) have been satisfied.

            "Closing Escrow Agent" means Chapman and Cutler LLP, special counsel to Provident, or such other law firm or Person as may be mutually agreed upon by the parties hereto.

            "Confirmation Letter" shall mean a letter issued by any applicable Rating Agency to the effect that neither (a) the resignation of Provident as Servicer under the Servicing Agreement and appointment of Litton as successor Servicer thereunder, nor (b) the amendments effectuated by this Agreement, will adversely affect the then current ratings on the Certificates then being rated.

            "Pre-Closing Date" shall mean November 10, 2004, or such later date designated by Provident that is a Business Day.

            "Shadow Rating Confirmation" shall mean a letter issued by any applicable Rating Agency to the effect that neither (a) the resignation of Provident as Servicer under the Servicing Agreement and appointment of Litton as successor Servicer thereunder, nor (b) the amendments effectuated by this Agreement, will adversely affect the then current ratings on the Class A-2 Certificates (without regard to the existence of the Class A-2 Certificate Insurance Policy).

            "Transaction Document" means the documents set forth on Schedule 1.1.A hereto.

      8. Governing Law. This Agreement shall be governed by, in all respects, including as to validity, interpretation and effect, the internal laws of the State of New York applicable to contracts entirely performed therein.

      9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission (including by electronic transmission of a scanned file in pdf format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

      10. Ratification. Except as modified and superceded by this Agreement, the provisions of the Transaction Documents are ratified and confirmed and shall continue in full force and effect.

      11. Benefit; Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the Certificateholders, the Class A-2 Certificate Insurer, the Closing Escrow Agent and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no other person will have any right or obligation hereunder.

      12. Acknowledgement of the Parties. Each party to this Agreement hereby represents and warrants to the Class A-2 Certificate Insurer, as of the Closing Date, that it has not assigned any of its rights or obligations under this Agreement, or waived (a) delivery of any item described in Section 5(a) of this Agreement or (b) any condition to the release of escrow and the effectiveness of this Agreement contained in Section 5(b) of this Agreement.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by the undersigned, thereunto duly authorized, as of the day and year first above written.

                                       MORGAN STANLEY DEAN WITTER CAPITAL I
                                          INC., as a Depositor


                                       By
                                           -----------------------------------
                                           Name:  Steven Shapiro
                                           Title: Executive Director

                                       THE PROVIDENT BANK, as a Servicer


                                       By
                                           -----------------------------------
                                           Name:
                                           Title:

                                       LITTON LOAN SERVICING LP, as Successor
                                          Servicer


                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          as Trustee


                                       By
                                          ------------------------------------
                                          Name:  Ronaldo Reyes
                                          Title: Assistant Vice President


                                       By
                                          ------------------------------------
                                          Name:  Valerie Delgado
                                          Title: Associate

                                       NC CAPITAL CORPORATION, as a
                                          Responsible Party


                                       By
                                           -----------------------------------
                                           Name:
                                           Title:

 CHAPMAN AND CUTLER LLP, as
   Closing Escrow Agent


 By
   ---------------------------------
   Name:   Paul D. Carman
   Title:  Partner

 FINANCIAL SECURITY ASSURANCE
   INC. as Class A-2 Certificate
   Insurer


 By
   ---------------------------------
   Name:  Errol Uhr
   Title: Managing Director

                              SCHEDULE 1.1.A


                     POOLING AND SERVICING AGREEMENT
                     AND OTHER TRANSACTION DOCUMENTS



      Pooling and Servicing Agreement, dated as of February 1, 2003, among Morgan Stanley Dean Witter Capital I Inc., a Delaware corporation, as depositor, The Provident Bank, an Ohio corporation, as servicer, NC Capital Corporation, a California corporation, as responsible party, and Deutsche Bank National Trust Company, a national banking association, as trustee.

                                   SCHEDULE 6

                              ADDRESSES FOR NOTICES


If to Depositor:            Morgan Stanley  & Co. Incorporated
                            1221 Avenue of the Americas
                            New York, New York  10020
                            Attention:  Adrianne Dicker
                            Telephone Number:  212-762-6588
                            Facsimile Number:  212-507-4023
                            E-mail:  adrianne.dicker@morganstanley.com

If to Provident:            T. Jackson Case, Jr.
                            Executive Vice President; Loan Administration
                            National City Mortgage Co.
                            3232 Newmark Drive
                            Miamisburg, Ohio  45342
                            Facsimile Number:  937-910-4276

If to Litton:               Janice McClure
                            Litton Loan Servicing LP
                            4828 Loop Central Drive
                            Houston, Texas  77081
                            Facsimile Number:  713-960-0539

If to the Responsible       NC Capital Corporation
Party:                      18400 Von Karman, Suite 1100
                            Irvine, California  92612
                            Attention:  Ralph Flick
                            Telephone Number:  949-224-5706
                            E-mail:  rflick@ncen.com

If to the Trustee:          Deutsche Bank National Trust Co.
                            1761 East St. Andrew Place
                            Santa Ana, California 92705-4934
                            Attention:  Trust Administration - MS03C2
                            Telephone Number:  714-247-6000
                            Facsimile Number:  714-247-6478

If to Class A-2             Financial Security Assurance Inc.
Certificate Insurer:        350 Park Avenue
                            New York, New York  10022
                            Attention:  Managing Director - Transaction
                            Oversight (MSDW 2003-NC2)
                            Telephone Number:  212-826-0100
                            Facsimile Number:  212-339-3518,
                              confirmation: 212-826-0100

If to the Closing Escrow    Cynthia A. Baker
Agent:                      Chapman and Cutler LLP
                            111 West Monroe Street
                            Chicago, Illinois  60603-4080
                            Facsimile Number:  312-701-2361